Consent of Independent Auditors




We consent to the reference to our firm under the captions "Financial Statements" and "Financial Highlights" in the Prospectus in Part A and "Financial Statements" in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our report dated November 27, 2002 on the financial statements and financial highlights of Principal Partners Blue Chip Fund, Inc., formerly known as Principal Blue Chip Fund, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 29 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 33-38355).


                                  /s/Ernst & Young LLP
                                  ERNST & YOUNG LLP


Des Moines, Iowa
February 21, 2003